Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER AND FISCAL 2022 FINANCIAL RESULTS

Plant-Based revenue growth accelerated by 23.5% [excluding the divested Sunflower business]

Consolidated gross profit increased 56.4%

Net loss from continuing operations of $0.9 million vs. $6.1 million net loss a year ago

Adjusted EBITDA increased 122.7% to $23.5 million

Reaffirms 2023 Adjusted EBITDA outlook

Minneapolis, Minnesota - March 1, 2023 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based and fruit-based foods and beverages, today announced financial results for the fourth quarter ended December 31, 2022.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2022 highlights:

  Revenues increased 8.4% to $221.3 million reflecting 10.8% growth in the plant-based segment and 4.5% growth in the fruit-based segment.  Excluding the impact of the sunflower business, which was divested in October, plant-based segment revenues increased 23.5% versus the fourth quarter last year, with volume growth of 10.0%

  Gross profit increased 56.4% despite approximately $4.6 million of startup costs at the new Texas plant.

  Loss from continuing operations was $0.9 million compared to a loss of $6.1 million in the prior year period.

  Adjusted earnings¹ attributable to common shareholders was $2.1 million or $0.02 per diluted common share, compared to a loss of $5.2 million or $0.05 per diluted common share in the prior year period.

  Adjusted EBITDA¹ of $23.5 million, or 10.6% of revenues, was up 122.7% versus $10.6 million and 5.2% of revenues in the prior year period.

"Our significant improvement year-over-year in profitability reflects strong execution against our key priorities of driving growth and optimizing performance including maintaining high service levels and supply chain efficiency," said Joe Ennen, Chief Executive Officer.  "Plant-based growth accelerated to over 23% in the quarter, excluding sunflower, fueled by almost every dimension of our business. We saw double digit growth in our four largest product types, double digit increases in retail, over 30% growth in food service and double digit growth in sales to three of our four largest customers. Additionally, all go-to-market approaches delivered double digit growth, including 40% growth in our branded portfolio. This is a testament to our competitive advantages and shows we have numerous ways to win with the business model we have built. Our new state-of-the art manufacturing plant in Texas opened on time and on budget and production is ramping as expected.  This facility is foundational to our ambitious growth agenda, significantly expanding our capacity, and providing us with new capabilities and enhancing the efficiency of our distribution network.  We expect 2023 to be another year of significant growth for revenues and profit as we continue to leverage our strong competitive position and growing scale to realize our vision of Fueling the Future of Food."

Fourth Quarter 2022 Results

Revenues of $221.3 million for the fourth quarter of 2022 increased 8.4% compared to the fourth quarter of 2021 driven by 10.8% growth in Plant-Based Foods and Beverages and 4.5% growth in Fruit-Based Foods and Beverages.  The revenue growth reflected a 9.8% increase in pricing along with an 4.7% increase in volume/mix.  Excluding the divested sunflower business, revenue grew 15.6%.

The Plant-Based Foods and Beverages segment generated revenues of $138.6 million, an increase of 10.8% compared to $125.1 million in the fourth quarter of 2021.  Excluding the impact of our sunflower business, which was divested in October, revenue from Plant-Based Foods and Beverages increased 23.5%.  Pricing accounted for 13.5% of the growth while volume/mix was up 10%, reflecting continued penetration and strength in oat-based offerings, almond-based beverages, and teas.

The Fruit-Based Foods and Beverages segment generated revenues of $82.7 million, an increase of 4.5% compared to $79.2 million in the fourth quarter of 2021. Pricing increased 6.4% reflecting actions to offset inflationary pressures on fruit inventories and operating expenses, while volume/mix declined 1.9% driven by lower demand for frozen fruit, partially offset by strong demand and higher pricing for fruit snacks, as well as incremental sales of recently introduced smoothie bowls.

Gross profit was $28.2 million for the fourth quarter, an increase of $10.2 million or 56.4% compared to $18.0 million in the prior year period.  As a percentage of revenues, gross profit margin was 12.8% compared to 8.8% in the fourth quarter of 2021, an increase of 400 basis points. Gross profit in the Plant-Based Foods and Beverages segment increased $6.6 million or 46.1% to $20.8 million, while gross margin increased 360 basis points to 15.0% primarily due to higher volumes and pricing, partially offset by the impacts of higher manufacturing costs, and incremental depreciation expense, as well as startup expenses related to the new plant in Midlothian, Texas and other expansion projects. Gross profit in the Fruit-Based Foods and Beverages segment increased by $3.6 million or 95% to $7.4 million and gross margin increased 420 basis points to 9.0% as a result of reduced manufacturing expenses, higher pricing and reduced inventory losses partially offset by lower volumes within frozen fruit, as well as, increased sales volumes and pricing along with plant efficiencies within fruit snack operations.

Segment operating income¹ was $5.2 million, or 2.4% of revenue in the fourth quarter of 2022, compared to segment operating loss of $1.7 million, or 0.8% of revenues in the fourth quarter of 2021. The increase in segment operating income was due to higher gross profit, partially offset by a $5.6 million increase in SG&A expense due to higher employee compensation costs, including incentive accruals, partially offset by reduction in expenses related to consulting and professional fees.

Earnings attributable to common shareholders for the fourth quarter of 2022 was $0.2 million, or $0.00 per diluted common share, compared to a loss of $6.8 million, or $0.06 per diluted common share during the fourth quarter of 2021.

Adjusted earnings¹ in the fourth quarter of 2022 was $2.1 million or $0.02 per common share, compared to adjusted loss of $5.2 million or $0.05 per common share in the fourth quarter of 2021.

Adjusted EBITDA¹ was $23.5 million or 10.6% of revenue in the fourth quarter of 2022, compared to $10.6 million or 5.2% of revenue in the fourth quarter of 2021.

In the fourth quarter of 2022, management identified certain errors related to prior year amounts, which were not material to the Company's previously issued financial statements. These principally related to our provisions for income taxes and recognition of deferred tax assets on stock-based compensation as previously reported in fiscal 2021 and fiscal 2020. We have revised the prior year financial results accordingly. In the aggregate, these revisions had the effect of reducing the net loss in fiscal 2021 by $3.0 million and increasing net earnings in fiscal 2020 by $4.9 million. These revisions are fully described in the Company's Annual Report on Form 10-K for fiscal 2022.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of December 31, 2022, SunOpta had total assets of $855.9 million and total debt of $308.5 million compared to total assets of $754.8 million and total debt of $224.6 million at year end fiscal 2021.  During the fourth quarter of 2022, cash provided by operating activities was $27.5 million compared to $19.7 million during the fourth quarter of 2021. Investing activities of continuing operations consumed $20.0 million of cash during the fourth quarter of 2022 versus $23.3 million in the prior year, as investments in capacity expansion were partially offset by proceeds from the divestiture of the sunflower business.

2023 Outlook2

For fiscal 2023, the Company expects:

($ millions)	2023 Outlook	Growth
Revenue	$1,000 - 1,050	7% - 12%
Adj. EBITDA	$97 - 103	16% - 23%

Excluding $57.9 million of revenue in 2022 related to the divested Sunflower business, expected revenue growth rates in 2023 are between 14% - 20%.

Series B-1 Preferred Stock

On February 28, 2023, SunOpta received written notice from Engaged Capital Flagship Master Fund, LP, Engaged Capital, LLC, and Engaged Capital Co-Invest IV-A, LP (collectively, "Engaged") that they have exercised their right to exchange all of their shares of Series B-1 Preferred Stock of SunOpta Foods Inc. ("SunOpta Foods") for an aggregate of 6,089,331 common shares of SunOpta, representing 5.3% of SunOpta's issued and outstanding common shares on a post-exchange basis. The exchange is expected to occur on or about March 3, 2023.

The shares of Series B-1 Preferred Stock of SunOpta Foods are exchangeable into common shares of SunOpta at an exchange price of US$2.50 per share and pay a cumulative dividend of 8% per year, representing an aggregate of approximately US$1.2 million in annual dividends paid to Engaged. After the exchange, the exchanged shares of Series B-1 Preferred Stock previously held by Engaged will be cancelled and SunOpta Foods will no longer be required to pay a dividend on such shares. All of the governance rights of Engaged under the investor rights agreement dated April 24, 2020 among SunOpta, SunOpta Foods and Engaged, including Engaged's rights to designate a nominee for election to SunOpta's board of directors, terminated on the expiration of the standstill under the investor rights agreement. In addition, Engaged has delivered a written request to SunOpta exercising its registration rights to require SunOpta to register such common shares of SunOpta by filing a resale shelf registration statement.

Additional information regarding the exchange will be included in Form 10-K to be filed by SunOpta with the Securities and Exchange Commission and a material change report to be filed by SunOpta on SEDAR at www.sedar.com.

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, March 1, 2023, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

1 See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based and fruit-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, West LifeTM and Sunrise Growers®. For more information, visit www.sunopta.com, LinkedIn and Twitter.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation that 2023 will be another year of significant growth for revenues and profit, our ability to continue to leverage our competitive position, and our anticipated revenue and adjusted EBITDA ranges for fiscal 2023. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "continue", "anticipate", "believe", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Konnect Agency

213-988-8344

sunopta@konnectagency.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 31, 2022 and January 1, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022(1)	December 31, 2022	January 1, 2022(1)
	$	$	$	$

Revenues	221,293	204,232	934,662	812,624

Cost of goods sold	193,076	186,193	811,808	714,904

Gross profit	28,217	18,039	122,854	97,720

Selling, general and administrative expenses	22,144	16,518	89,312	76,599
Intangible asset amortization	2,446	2,612	10,282	9,950
Other expense, net	105	1,442	22,132	8,890
Foreign exchange loss (gain)	(1,622)	579	(1,748)	1,112

Earnings (loss) from continuing operations before the following	5,144	(3,112)	2,876	1,169

Interest expense, net	4,730	2,624	14,734	8,769

Earnings (loss) from continuing operations before income taxes	414	(5,736)	(11,858)	(7,600)

Income tax expense (benefit)	1,285	342	(2,340)	(6,428)

Loss from continuing operations	(871)	(6,078)	(9,518)	(1,172)
Earnings from discontinued operations	1,925	-	4,677	-
Net earnings (loss)	1,054	(6,078)	(4,841)	(1,172)

Dividends and accretion on preferred stock	(830)	(752)	(3,109)	(4,197)

Earnings (loss) attributable to common shareholders	224	(6,830)	(7,950)	(5,369)

Basic and diluted earnings (loss) per share
Loss from continuing operations	(0.02)	(0.06)	(0.12)	(0.05)
Earnings from discontinued operations	0.02	-	0.04	-
Earnings (loss) attributable to common shareholders(2)	0.00	(0.06)	(0.07)	(0.05)

Weighted-average common shares outstanding (000s)
Basic	107,861	107,341	107,659	104,098
Diluted	107,861	107,341	107,659	104,098

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.
(2) The sum of individual per share amounts may not add due to rounding.

SunOpta Inc.
Consolidated Balance Sheets
As at December 31, 2022 and January 1, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	December 31, 2022	January 1, 2022(1)
	$	$

ASSETS
Current assets
Cash and cash equivalents	679	227
Accounts receivable	74,903	84,702
Inventories	207,047	219,778
Prepaid expenses and other current assets	15,688	16,638
Income taxes recoverable	4,040	8,259
Total current assets	302,357	329,604

Property, plant and equipment, net	322,391	219,537
Operating lease right-of-use assets	82,564	47,245
Intangible assets, net	135,646	148,440
Goodwill	3,998	3,998
Deferred income taxes	3,712	-
Other assets	5,184	5,930

Total assets	855,852	754,754

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	108,511	121,155
Income taxes payable	957	-
Current portion of long-term debt	38,491	9,760
Current portion of operating lease liabilities	13,074	12,203
Total current liabilities	161,033	143,118

Long-term debt	269,993	214,843
Operating lease liabilities	77,557	39,028
Long-term liabilities	-	2,241
Deferred income taxes	-	14,051
Total liabilities	508,583	413,281

Series B-1 preferred stock	28,062	28,145

SHAREHOLDERS' EQUITY
Common shares	440,348	436,463
Additional paid-in capital	33,184	23,240
Accumulated deficit	(155,688)	(147,738)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	319,207	313,328

Total liabilities and shareholders' equity	855,852	754,754

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 31, 2022 and January 1, 2022
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022(1)	December 31, 2022	January 1, 2022(1)
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	1,054	(6,078)	(4,841)	(1,172)
Earnings from discontinued operations	1,925	-	4,677	-
Loss from continuing operations	(871)	(6,078)	(9,518)	(1,172)
Items not affecting cash:
Depreciation and amortization	9,158	8,851	37,673	34,641
Amortization of debt issuance costs	417	360	1,601	1,353
Deferred income taxes	(3,188)	1,380	(4,655)	(5,985)
Stock-based compensation	4,139	(493)	13,830	9,100
Loss on sale of sunflower business	-	-	23,227	-
Gain on sale of frozen fruit processing facility	-	-	(3,779)	-
Impairment of long-lived assets	-	244	-	3,206
Other	2,004	1,594	3,600	1,090
Changes in operating assets and liabilities, net of sunflower business	15,854	13,807	(1,404)	(63,665)
Net cash provided by (used in) operating activities of continuing operations	27,513	19,665	60,575	(21,432)
Investing activities
Additions to property, plant and equipment	(27,847)	(23,308)	(128,626)	(58,297)
Proceeds from sale of property, plant and equipment	-	-	20,293	2,300
Net proceeds from sale of sunflower business	7,833	-	7,833	-
Additions to intangible assets	-	-	-	(25,073)
Net cash used in investing activities of continuing operations	(20,014)	(23,308)	(100,500)	(81,070)
Net cash used in investing activities of discontinued operations	-	-	(6,324)	(13,380)
Net cash used in investing activities	(20,014)	(23,308)	(106,824)	(94,450)
Financing activities
Increase (decrease) in borrowings under revolving credit facilities	(16,336)	(17,161)	(19,821)	106,016
Borrowings of long-term debt	16,710	23,420	90,907	32,800
Repayment of long-term debt, including premium paid	(6,623)	(1,882)	(20,457)	(13,671)
Payment of debt issuance costs	(63)	(9)	(735)	(2,561)
Proceeds from the exercise of stock options and employee share purchases	425	232	1,628	7,726
Payment of withholding taxes on stock-based awards	(27)	(405)	(1,629)	(8,718)
Payment of cash dividends on preferred stock	(609)	(609)	(2,436)	(5,247)
Payment of preferred stock issuance costs	(756)	-	(756)	-
Payment of share issuance costs	-	-	-	(287)
Net cash provided by (used in) financing activities of continuing operations	(7,279)	3,586	46,701	116,058
Net cash used in financing activities of discontinued operations	-	-	-	(200)
Net cash provided by (used in) financing activities	(7,279)	3,586	46,701	115,858
Increase (decrease) in cash and cash equivalents in the period	220	(57)	452	(24)
Cash and cash equivalent, beginning of the period	459	284	227	251
Cash and cash equivalents, end of the period	679	227	679	227

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

SunOpta Inc.
Segmented Information
For the quarters and years ended December 31, 2022 and January 1, 2022
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022(1)	December 31, 2022	January 1, 2022(1)
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	138,587	125,074	557,736	470,754
Fruit-Based Foods and Beverages	82,706	79,158	376,926	341,870
Total segment revenues from external customers	221,293	204,232	934,662	812,624

Segment gross profit:
Plant-Based Foods and Beverages	20,772	14,220	85,163	75,971
Fruit-Based Foods and Beverages	7,445	3,819	37,691	21,749
Total segment gross profit	28,217	18,039	122,854	97,720

Segment operating income (loss):
Plant-Based Foods and Beverages	9,020	6,602	38,491	36,616
Fruit-Based Foods and Beverages	54	(2,462)	6,919	(9,320)
Corporate Services	(3,825)	(5,810)	(20,402)	(17,237)
Total segment operating income (loss)	5,249	(1,670)	25,008	10,059

Segment gross profit percentage:
Plant-Based Foods and Beverages	15.0%	11.4%	15.3%	16.1%
Fruit-Based Foods and Beverages	9.0%	4.8%	10.0%	6.4%
Total segment gross profit percentage	12.8%	8.8%	13.1%	12.0%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	6.5%	5.3%	6.9%	7.8%
Fruit-Based Foods and Beverages	0.1%	-3.1%	1.8%	-2.7%
Total segment operating income (loss) percentage	2.4%	-0.8%	2.7%	1.2%

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income (loss), adjusted earnings (loss) and adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income (loss), adjusted earnings (loss) and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income (loss), adjusted earnings (loss) and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings (Loss)

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings (loss) and adjusted earnings (loss) per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings (loss) and adjusted earnings (loss) per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	December 31, 2022		January 1, 2022(1)
		Per Share		Per Share
For the quarters ended	$	$	$	$
Loss from continuing operations	(871)		(6,078)
Dividends and accretion on preferred stock	(830)		(752)
Loss from continuing operations attributable to common shareholders	(1,701)	(0.02)	(6,830)	(0.06)
Adjusted for:
Start-up costs(a)	4,699		745
Business development costs(b)	296		2,641
Facility closure costs(c)	-		1,063
Costs related to exit from fruit ingredient processing facility(d)	-		902
Other(e)	105		(26)
Net income tax effect(f)	(1,341)		(3,686)
Adjusted earnings (loss)	2,058	0.02	(5,191)	(0.05)

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

(a) For the fourth quarter of 2022, start-up costs related to our new plant-based beverage facility in Midlothian, Texas, which were recorded in cost of goods sold ($4.6 million) and SG&A expenses ($0.1 million). For the fourth quarter of 2021, start-up costs mainly related to expansion projects within our plant-based beverage operations, as well as the introduction of fruit smoothie bowls, which were recorded in cost of goods sold.

(b) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the fourth quarter of 2022, these costs related to actions undertaken to optimize non-core assets, which were recorded in SG&A expenses. For the fourth quarter of 2021, these costs were mainly related to the integration of the Dream and West Life brands and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($2.0 million), together with professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in other expense ($0.1 million).

(c) For the fourth quarter of 2021, mainly reflects costs related to the relocation of our executive office and innovation center into Eden Prairie, Minnesota, and the vacating of our former leased facility, which were recorded in other expense.

(d) For the fourth quarter of 2021, reflects closure costs related to the exit from our fruit ingredient processing facility, including inventory write-offs of $0.6 million and equipment relocation costs of $0.3 million, which were recorded in cost of goods sold and other expense, respectively.

(e) For the fourth quarter of 2022, other mainly reflects losses on the disposal of assets, which were recorded in other expense.

(f) For the fourth quarter of 2022 and 2021, reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

	December 31, 2022		January 1, 2022(1)
		Per Share		Per Share
For the years ended	$	$	$	$
Loss from continuing operations	(9,518)		(1,172)
Dividends and accretion on preferred stock	(3,109)		(4,197)
Loss from continuing operations attributable to common shareholders	(12,627)	(0.12)	(5,369)	(0.05)
Adjusted for:
Loss on sale of sunflower business(a)	23,227		-
Gain on sale of frozen fruit processing facility(b)	(3,779)		-
Start-up costs(c)	6,028		745
Facility closure costs(d)	1,812		1,063
Business development costs(e)	1,170		6,209
Costs related to exit from fruit ingredient processing facility(f)	-		5,504
Restructuring costs(g)	-		1,432
Workforce reduction charges(h)	-		499
Other(i)	872		261
Net income tax effect(j)	(7,711)		(5,827)
Adjusted earnings	8,992	0.08	4,517	0.04

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

(a) Reflects the loss on sale of the sunflower business, which was recorded in other expense.

(b) Reflects the gain on sale of our frozen fruit processing facility located in Oxnard, California, which was recorded in other income.

(c) For 2022, start-up costs mainly related to our new plant-based beverage facility in Midlothian, Texas, and the integration of the Dream and West Life brands, which were recorded in cost of goods sold ($5.7 million) and SG&A expenses ($0.3 million). For 2021, these costs mainly related to expansion projects within our plant-based beverage operations, as well as the introduction of fruit smoothie bowls, which were recorded in cost of goods sold.

(d) For 2022, facility closure costs mainly related to the relocation of certain equipment from our sold Oxnard, California, frozen fruit processing facility to our Mexican facility, which were recorded in other expense. For 2021, these costs mainly related to the relocation of our executive office and innovation center into Eden Prairie, Minnesota, and the vacating of our former leased facility, which were recorded in other expense.

(e) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For 2022, these costs related to actions undertaken to optimize non-core assets, including the sale of the sunflower business, as well as costs related to our inaugural Investor Day held in June 2022, which were recorded in SG&A expenses. For 2021, these costs were mainly related to the integration of the Dream and West Life brands and project development activities related to our new plant in Midlothian, Texas, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($4.9 million), together with professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in other expense ($0.7 million).

(f) For 2021, represents asset impairment charges of $3.0 million, together with employee termination and asset relocation costs totaling $1.9 million related to the exit from our former South Gate, California, fruit ingredient processing facility, which were recorded in other expense, and inventory write-offs of $0.6 million recorded in cost of goods sold.

(g) For 2021, represents costs to complete the exit from our former Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.

(h) For 2021, represents employee termination costs related to workforce reduction actions in our frozen fruit operations, which were recorded in other expense.

(i) For 2022 and 2021, other mainly reflects the settlement of certain legal, tax, and contractual matters, together with losses on the disposal of assets, which were recorded in other expense.

(j) For 2022 and 2021, reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

Segment Operating Income (Loss) and Adjusted EBITDA

The Company defines segment operating income (loss) as loss from continuing operations before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income (loss) plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings (loss). The following is a tabular presentation of segment operating income (loss) and adjusted EBITDA, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	December 31, 2022	January 1, 2022(1)
For the quarters ended	$	$
Loss from continuing operations	(871)	(6,078)
Income tax expense	1,285	342
Interest expense, net	4,730	2,624
Other expense, net	105	1,442
Total segment operating income (loss)	5,249	(1,670)
Depreciation and amortization	9,158	8,851
Stock-based compensation	4,139	(493)
Start-up costs(a)	4,699	745
Business development costs(b)	296	2,566
Costs related to exit from fruit ingredient processing facility(c)	-	572
Adjusted EBITDA	23,541	10,571

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

(a) For the fourth quarter of 2022, start-up costs related to our new plant-based beverage facility in Midlothian, Texas, which were recorded in cost of goods sold ($4.6 million) and SG&A expenses ($0.1 million). For the fourth quarter of 2021, start-up costs related to expansion projects within our plant-based beverage operations, as well as the introduction of fruit smoothie bowls, which were recorded in cost of goods sold.

(b) For the fourth quarter of 2022, business development costs related to actions undertaken to optimize non-core assets, which were recorded in SG&A expenses. For the fourth quarter of 2021, these costs related to the integration of the Dream and West Life brands, and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($2.0 million).

(c) For the fourth quarter of 2021, reflects inventory write-offs related to the exit from our fruit ingredient processing facility, which were recorded in cost of goods sold.

	December 31, 2022	January 1, 2022(1)
For the years ended	$	$
Loss from continuing operations	(9,518)	(1,172)
Income tax benefit	(2,340)	(6,428)
Interest expense, net	14,734	8,769
Other expense, net	22,132	8,890
Total segment operating income	25,008	10,059
Depreciation and amortization	37,673	34,641
Stock-based compensation	13,830	9,100
Start-up costs(a)	6,028	745
Business development costs(b)	1,170	5,506
Costs related to exit from fruit ingredient processing facility(c)	-	572
Adjusted EBITDA	83,709	60,623

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

(a) For 2022, start-up costs mainly related to our new plant-based beverage facility in Midlothian, Texas, and the integration of the Dream and West Life brands, which were recorded in cost of goods sold ($5.7 million) and SG&A expenses ($0.3 million). For 2021, these costs related to expansion projects within our plant-based beverage operations, as well as the introduction of fruit smoothie bowls, which were recorded in cost of goods sold.

(b) For 2022, business development costs related to actions undertaken to optimize non-core assets, including the sale of the sunflower business, as well as costs related to our inaugural Investor Day, which were recorded in SG&A expenses. For 2021, these costs mainly related to the integration of the Dream and West Life brands and project development activities related to our new plant in Midlothian, Texas, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($4.9 million).

(c) For 2021, reflects inventory write-offs related to the exit from our fruit ingredient processing facility, which were recorded in cost of goods sold.